Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption Experts and to incorporation by reference in the Registration Statement (Form S-8, dated January 20, 2017) pertaining to the 2016 Long Term Incentive Plan of Allegiant Travel Company of our report dated February 22, 2016, with respect to the consolidated financial statements of Allegiant Travel Company and the effectiveness of internal control over financial reporting of Allegiant Travel Company included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada
January 20, 2017